EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
China Premium Lifestyle Enterprise, Inc.:

We consent to the incorporation by reference in the Registration Statement (no. 333-125541) on Form S-8 of China Premium Lifestyle Enterprise, Inc. of our report dated July 26, 2006, except for note 13 which is dated as of September 5, 2006, relating to the consolidated statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2005, of Technorient Limited, which report is included in the annual report on Form 10-K for the year ended December 31, 2007, of China Premium Lifestyle Enterprise, Inc.

/s/ Clancy and Co.
Clancy and Co., P.L.L.C. Phoenix, Arizona March 27, 2008